                                                                 EXHIBIT 10.30

                    STANDARD TERMS AND CONTRACT FOR USE
                OF LADARVISION-Registered Trademark- SYSTEM

       THIS AGREEMENT IS PRESENTED IN "PLAIN ENGLISH" BY ATC IN AN EFFORT TO
                          SIMPLIFY THE AGREEMENT

PARTIES
-------

Autonomous Technologies Corporation ("ATC" or "Autonomous") located at 2800 Discovery Drive, Orlando, FL 32826 and TRUEVISION INTERNATIONAL ("Account" or "Customer") located at 1720 LOUISIANA BLVD., #100, ALBUQUERQUE, NEW MEXICO, 87110.

PRODUCT AND LOCATION
--------------------

The "System" is the LADARVision-Registered Trademark- Tracker-Guided Excimer System as described in Exhibit A. The location of the System will be:
RAINBOW CORPORATE CENTER, 777 RAINBOW BLVD, LAS VEGAS, NV 89102
                          (Address of Site)

SHIP DATE
---------

On or before: SEPTEMBER 30, 1999

ATC is responsible for all shipping costs including crating, transportation, and insurance while machine is in transit. Costs beyond normal shipping charges will be absorbed by Customer. Examples of additional possible costs are as follows but not limited to: cranes or other special rental equipment for installation; removal of walls, doors, or windows; accelerated delivery at clients request (i.e., air shipments).

Upon signing of contract and prior to delivery of the LADARVision unit, our insurance carrier requires that a certificate of insurance be provided to Autonomous. This certificate should include the following 2 items: 1) Commercial General Liability Insurance naming Autonomous as "Additional Insured Lessor" and 2) Property Insurance naming Autonomous as "Additional Loss Payee".

CONTRACT
--------

Autonomous agrees to supply Account with a System for use for a period of 36 months (the "Contract Period") subject to the terms of this Agreement.

PATENT LICENSE
--------------

Subject to ("Account" or "Customer") execution of an Autonomous Laser Patent and Software License agreement (Exhibit B) in form acceptable to Autonomous, the procedure fee for the use of the System provides licenses to all applicable system software, Autonomous patents, Summit patents, and Visx patents.

SERVICES AND MAINTENANCE PROVIDED BY AUTONOMOUS
-----------------------------------------------

All service, parts, maintenance, gases, optics for contracted model. On-site service response time within 48 hours.

UPGRADES PROVIDED
-----------------

Future software upgrades for the System, including hyperopia, if, as, and when approved. (Does not include CustomComea-Registered Trademark-)

TRAINING
--------

Autonomous will provide one training session for up to 6 individuals to use the System at the Account's site. Additional training sessions can be requested by the Account at a per diem cost plus expenses.

CREDITS FOR RETREATMENTS/ENHANCEMENTS
-------------------------------------

All procedures, including retreatments, are prepaid by the Account at the current contracted rate. Upon submission of the appropriate documentation, (Exhibit C), credits will be issued as follows:

-  Eyes previously treated with ATC system: full credit
- Eyex treated on another excimer system by ATC-qualified doctors at the Site within 12 months of System installation will be issued a credit to reduce the net cost of $300 per eye.

Retreatments cannot be counted towards the Minimum Quarterly Procedure Volume (1/4 of the Annual Minimum Procedure Volume).

AFFILIATE FEE SCHEDULE
----------------------
Account commits to one of the following Pricing Classes:

                  SPECIAL AAO '98 INTRODUCTORY PRICING SCHEDULE
                  ---------------------------------------------
PRICING CLASS       ANNUAL MINIMUM/MAXIMUM PROCEDURE         INITIAL PAYMENT:
MINIMUM               VOLUME AND PER PROCEDURE FEE          MONTHLY PREPAYMENT

CLASS I               600-  749/YR. @ $500 PER PROCEDURE        $25,000
CLASS II              750-  999/YR. @ $475 PER PROCEDURE        $29,688
CLASS III           1,000-1,149/YR. @ $400 PER PROCEDURE        $33,333
CLASS IV            1,150-1,299/YR. @ $375 PER PROCEDURE        $35,938
CLASS V             1,300-1,999/YR. @ $350 PER PROCEDURE        $37,917
CLASS VI                  2,000+/YR.@ $300 PER PROCEDURE        $50,000

CLASS SELECTED
--------------

Account hereby elects the following Pricing Class: ________ (please initial)

MINIMUM REQUIRED PAYMENTS
-------------------------

Account agrees to pay for 50 procedures per month for a minimum total of 600 procedures per year at the Minimum Monthly Prepayment of $25,000 (plus sales tax if applicable) for Pricing Class I selected. Minimum Monthly Prepayments are calculated by taking the minimum volume for the Pricing Class, multiplying by the Per Procedure Fee and dividing by 12.

The Account may elect to move to a higher Pricing Class at the following times:

- The beginning of each quarter for the first year only. For this year, the Annual Minimum Procedure Volume will be the sum of the Minimum Quarterly Procedure Volume for the four quarters.
-  The first month for years two and three

Activating these options automatically raises the Minimum Monthly Prepayment to the one listed for the Pricing Class chosen.

Notification of the selection of a higher Pricing Class must be received in writing by ATC no later than 30 days prior to the periods designated for such elective changes. See above.

In the event the system is not operable for longer than 5 working days, minimums for that month will be prorated upon receipt of reasonable documentation by ATC for missed surgeries that could not be rescheduled within the quarter and subsequently lost to the market. Such credits will be noted in the first month of the following quarter.


-----------------------------------------------------------------------------------
AFFILIATE PREPAYMENTS
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
-   LAST MONTH'S MINIMUM MONTHLY PREPAYMENT                         $   25,000.00
-   APPLICABLE SALES/USE TAX (7.25%)                                $    1,812.50
-   LESS DEPOSIT WITH LETTER OF INTENT                              $  (10,000.00)

TOTAL DUE AT CONTRACT SIGNING (LAST MONTH OF CONTRACTED
MINIMUM MONTHLY PREPAYMENT LESS $10,000 INITIAL DEPOSIT, PLUS TAX)  $   16,812.50
-----------------------------------------------------------------------------------

-----------------------------------------------------------------------------------
-   FIRST MONTH'S MINIMUM MONTHLY PREPAYMENT                        $   25,000.00
-   APPLICABLE SALES/USE TAX (7.25%)                                $    1,812.50

TOTAL DUE 30 DAYS PRIOR TO SHIP DATE (FIRST
MONTH'S MINIMUM MONTHLY PREPAYMENT)                                 $   26,812.50
-----------------------------------------------------------------------------------

-----------------------------------------------------------------------------------
TOTAL DUE FOR FIRST AND LAST MINIMUM MONTHLY PREPAYMENTS            $   43,625.00
-----------------------------------------------------------------------------------

BILLING
-------

Billing period starts at the time of "Installation and Acceptance" of the System (Exhibit D) by the Account.

The Account agrees to pay the Minimum Monthly Prepayment for the Pricing Class selected, which will remain fixed for the entire Contract Period unless the Account elects a higher Pricing Class at the times specified in the Minimum Required Payments section.

On the 10th of each month, the Account will receive an invoice for the following month's Minimum Monthly Prepayment. Monies are due net 15 days following receipt of invoice. Late payments will result in late fees of 1.5% per month.

An invoice for the second month's Minimum Monthly Prepayment will be issued at the time of "Installation and Acceptance" and be adjusted to reflect the pro-rata credit due as a result of a difference in the date of System "Acceptance" at the Site and the total number of days in the month of installation.

Every three months, ATC will reconcile on a quarterly and year-to-date basis the actual procedures performed against the Minimum Monthly Prepayments. Procedures performed in excess of those covered by the total quarterly and year-to-date Minimum Monthly Prepayments will be billed at the rate of the Pricing Class selected and noted on a separate Quarterly Adjustment Bill, payable net 15 days after receipt. Credits due the Account as a result of a variance between total billed procedures, Minimum Monthly Prepayments and actual year-to-date procedures performed will be issued on the next Quarterly Adjustment Bill.

No credit will be issued if fewer procedures are performed than the number paid for by the quarterly and year-to-date Minimum Monthly Prepayments. The Account may not credit excess monthly or quarterly procedures against the next month's billing to reduce the Minimum Monthly Prepayment.

Procedures completed over the Annual Maximum Procedure Volume for the Pricing Class selected will be eligible for the reduced Per Procedure Fee of the next Pricing Class. Any credits due as a result of these lower Per Procedure Fees will be calculated and given at the end of the quarter in which they occurred.

At the end of the third and final year of the contract, any such credits will be refunded to the Account.

Applicable local, state, personal property and sales/use taxes must be paid by Account and will be added to the Minimum Monthly Prepayments and to the Quarterly Adjustment Bills.

ATC shall have the right to deactivate or remove the System if Account is late in paying two consecutive payments. In such event, Account will be responsible for paying the Early Termination Fee (Exhibit E).

SITE REQUIREMENTS
-----------------

The Account shall prepare, maintain, and use the Site according to the attached LADARVision-Registered Trademark- System Site Requirements (Exhibit F).

Failure of the Site to meet the Site Requirements prior to Ship Date may result in the Ship Date being postponed by ATC.

If, after inspection of the Site by ATC, Account wishes the System to be installed in a different location, either at the same Site or a different Site altogether, Account must notify ATC of new location at least 90 days prior to Ship Date. Failure to do so may result in a postponement of Ship Date.

QUALIFIED USERS
---------------

Only persons trained and certified by ATC or by an ATC-designated trainer shall be permitted to use the System; System must be used in accordance with Operator's Manual.

WARRANTY
--------

Autonomous warrants that the System is free of defects in material and workmanship and that the System will operate according to the Operator's Manual. Warranty valid only if the System is operated in accordance with the Operator's Manual. AUTONOMOUS MAKES NO WARRANTY OF MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED.

SYSTEM DISCLOSURE
-----------------

The System may be new or refurbished, and may contain new or refurbished parts.

LIMITATION OF LIABILITY
-----------------------

Autonomous shall not be liable for consequential or incidental damages caused by either a defect in the System or an uncured breach of the Contract or actual, consequential, or incidental damages resulting from a force majeur.

OWNERSHIP OF THE SYSTEM AND STUDY RESULTS
-----------------------------------------

Autonomous maintains title to and ownership of the System (hardware and software) and any results of studies commissioned by ATC during and following termination of this Contract. Account agrees to permit ATC personnel access to the System at all times for the purpose of servicing and supporting the System.

CONTRACT ASSIGNMENT
-------------------

The Account may not assign this Contract.

TERMINATION RIGHTS
------------------

The Account may not terminate this Contract unless ATC breaches this Contract in some significant way and has had a reasonable opportunity to cure the breach.

EARLY TERMINATION BY ATC: EARLY TERMINATION FEE
-----------------------------------------------

Autonomous may terminate this Contract or remove the System, or both, upon a significant breach of any term by the Account. If the breach is capable of being cured, Account shall be given a reasonable opportunity to cure the breach. If Autonomous terminates this Contract due to a breach by the Account, the Account shall pay to Autonomous the early Termination Fee set forth on Exhibit E.

CONTRACT CONFIDENTIALITY
------------------------

Both parties agree to maintain the confidentiality of the terms of this Contract and Operator's Manual. If Account violates this Confidentiality provision, ATC can terminate this Contract and Account will be responsible for payment of the Early Termination Fee.

EFFECTIVE DATE
--------------

The above terms constitute an agreement between Autonomous Technologies Corporation and TRUE VISION INTERNATIONAL ("Account" or "Customer"), effective as of ___________________________.

AUTONOMOUS TECHNOLOGIES                         (ACCOUNT/CUSTOMER)
     CORPORATION


By:                                         By:   [ILLEGIBLE]
      -----------------------------            -----------------------------

Title:                                   Title:   PRESIDENT
      -----------------------------            -----------------------------

                                                                    AUTONOMOUS
                                                                GET THE VISION


                             CONTRACT EXHIBITS PACKAGE


The following Exhibits are referenced in Contract

Exhibit A - LADARVision Specifications

Exhibit B - Autonomous Laser Patent and Software License

Exhibit C - Documentation Required to Issue Credit for Retreatments

Exhibit D - Installation and Acceptance Checklist

Exhibit E - Early Termination Fee

Exhibit F - LADARVision System Site Requirements

                                                                     EXHIBIT A


                            SYSTEM SPECIFICATIONS

      HARDWARE CHARACTERISTICS
Excimer (Corneal Scultping) Laser(1)
      ATF EXCIMER LASER @ 193 NM
      DUAL AXIS PRECISION SCANNER
      SMALL BEAM (Less Than 1MM DIAMETER)
        WITH SMOOTHING ALGORITHM

LADARVision-Registered Trademark- Eye Tracker(1)
      SURGEON DETERMINED CENTRATION
      SACCADE SENSITIVE TRACKING SYSTEM
      UP TO 4000 SAMPLES/SECOND

Direct View Optics(1)
      STEREO MICROSCOPE WITH ZOOM
      PATIENT FIXATION TARGET

Operator's Computer Station
      GRAPHICAL USER INTERFACE - ACCESSIBLE
      - PATIENT DATABASE
      - QUICK AUTOMATED CALIBRATION
      - ALL SURGICAL PARAMETERS

Installation Parameters
      STANDARD AC POWER
      COMPACT FOOTPRINT
      SOLID CONSTRUCTION
      PHYSICIAN OFFICE COMPATIBLE

Patient Safety
      EVEN IF -
      - LOSS OF POWER
      - SOFTWARE SHUTDOWN
      - MOVING OBJECT INTO FIELD
      - PATIENT MOVING OUT OF FIELD
      - FOOT COMING OFF FOOT SWITCH
      SURGERY CAN BE RESTARTED FROM
        EXACT POINT OF INTERRUPTION


                            FUNCTIONAL CHARACTERISTICS

      MYOPIA, ASTIGMATISM (HYPEROPIA, LASIX)(2)
      AVERAGE FLUENCE 200 MJ/CM(2)
      UP TO 10 MM SCANNED ALBATION ZONE
      Less Than 10 SECONDS/DIAPTER FOR 6 MM ZONE OF MYOPIA

      TRACKS SACCADIC EYE MOVEMENT
      HIGH PRECISION @ 100 DEGREES/SECOND
      TRACKER STABLIZIED COLOR VIDEO

      EXIMER BEAM CAN BE ALIGNED EXACTLY TO ON-AXIS POSITION
      DIRECT VIEW COLOR VIDEO
      FINE ALIGNMENT FOR TRACKER ACQUISITION

      EASY-TO-USE WINDOWS(2) ENVIRONMENT
      PATIENT RECORD RETRIEVAL
      ABLATION TEST PLATES

      110 VOLTS AC: 60HZ OR 200-240 VAC, 50HZ
      1.0M WIDE x 2.4M LONG x 1.5 HIGH
      363KG

      TRACKER ENSURES ACCURACY & PRECISION

------------------------------------------------------------------------------
------------------------------------------------------------------------------
(1) Patents Pending on LADARVision-Registered Trademark- Laser Scanner, Scan Pattern, Fixation Target and Optics (2) CAUTION Investigational Device. Limited by U.S. Federal Law to Investigatorial Use.

                                                                     EXHIBIT B
                                                                     ---------

                  AUTONOMOUS LASER PATENT AND SOFTWARE LICENSE
                  --------------------------------------------

Authorized Licensee: ("Licensee")      System Model: (The "System")
---------------------------------      ----------------------------
TRUE VISION INTERNATIONAL              LADARVision-Registered Trademark-
1720 LOUISIANA BLVD NE, STE 100
Albuquerque, NM 87110                  Serial Number:
                                       --------------------------------------

Initial Installation Site: ("Site")    Authorized Users: ("Authorized Users")
-----------------------------------    --------------------------------------

RAINBOW CORPORATE CENTER               --------------------------------------
777 Rainbow Blvd
Las Vegas, NV 89102                    --------------------------------------

                                       --------------------------------------

License Fees: As set forth in standard Terms and Contract for the use of Autonomous Technologies Corporation LADARVision System between Autonomous and Licensee dated _________________ ("Use Agreement").

1. The System, certain related disposables and their use are covered by several United States patents for which Autonomous has the authority to provide this license. The patents cover methods and apparatus for performing ophthalmic laser surgery. A list of these Patents is attached as Schedule A ("Patents"). Use of the System to perform any procedure covered by the Patents is prohibited unless such use is authorized by a valid Autonomous Laser Patent License. The sale, lease or other placement of the System by Autonomous does not in any way grant a license under any Patent to use the System to perform any procedures. Such license may only be granted by the execution and delivery by Autonomous of an Autonomous Laser Patent License.

2. Subject to Licensee's compliance herewith, Autonomous hereby grants to the Licensee the right under the Patents to permit the Authorized Users to use the System and related disposables to perform at the site any ultraviolet laser corneal surgery procedure that is covered by at least one claim of a Patent ("Licensed Procedure"). In consideration of the grant of the rights to use the Software and to perform Licensed Procedures covered by the Patents, Licensee shall pay the License Fee set forth above on the front page of this License each time the System is used to perform a Licensed Procedure. Payment terms will be as set forth in the Use Agreement. If Autonomous hereafter is granted or acquires any additional patents covering apparatus or procedures for performing ophthalmic procedures with the System or otherwise obtains the right to provide licenses of any such patents, it shall make licenses thereof available to Licensee on terms to be determined by Autonomous at that time.

3. The following provisions apply to the software incorporated in the System (including any upgrades, modifications or enhancements which may be incorporated in the future):

    (a) The System includes a copy of computer software and may be upgraded to include additional software (the "Copy"). All such software (the "Software") is protected under copyrights, trade secret rights and other proprietary rights owned by or licensed to Autonomous (collectively, the "Autonomous Rights").

    (b) Autonomous licenses the Copy to Licensee and, to the extent that it has the right and power to do so, grants Licensee the non-exclusive right and license under the Autonomous Rights to use the Copy solely
         (i) for the purpose of using the System to perform Licensed Procedures, or (ii) in connection with the maintenance of the System by Autonomous or by a third party expressly licensed by Autonomous to use such Copy for maintenance. Notwithstanding any other provision of this Agreement, as between Autonomous and Licensee, Autonomous retains title to and ownership of the Copy and of all Autonomous Rights.

    (c) Except as expressly provided in Section 3(b), Autonomous does not grant Licensee right to license under the Autonomous Rights, including without limitation any right or license to copy, create derivative works based on, distribute, or publicly display or perform the Software or Copy, except that Autonomous grants Licensee a non-exclusive license to create copies of the Software

         (or parts thereof) in Random Access Memory to the extent that doing so is a necessary step in using the Copy for the purposes authorized under paragraph 3(b) (the "RAM Copy License"). The RAM Copy Licenses may not be assigned, sublicensed or otherwise transferred without Autonomous' prior written consent.

4. Licensee shall permit only ophthalmologists who are legally qualified, properly licensed and fully trained to perform Licensed Procedures with the System.

5. The Authorized Users are named above. Licensee may, by providing 10 days prior written notice to Autonomous, add or delete practitioners from the list of Authorized Users who are permitted to perform Licensed Procedures with the System.

6. Licensee shall not move the System from the Site unless it provides at least 30 days prior written notice of the new site to Autonomous and has obtained the prior written consent of Autonomous to such move. In the event the System is moved from the Site in violation of this provision, then, in addition to all other rights and remedies at law and equity which may be available to Autonomous, Autonomous shall have the right to enter upon the premises where the System is located and seize the System or disable the System from performing additional procedures.

7. Licensee may not sell or otherwise transfer the System unless the proposed transferee has first entered into the then current form of Autonomous Laser Patent License for the System. Licensee may not transfer or sublicense any of its rights or obligations hereunder without Autonomous' prior written consent, except as may be implicit in its granting the Authorized Users the privilege to use the System pursuant hereto. In the event the System is sold or transferred in violation of this provision, then, in addition to all other rights and remedies at law and equity which may be available to Autonomous, Autonomous shall have the right to enter upon the premises where the System is located and seize the System or disable the System from performing additional procedures.

8. Licensee shall allow Autonomous, at Autonomous' sole expense, from time to time to install or to attach to the System, and to modify, adjust and read, a memory, recording or other device and/or software (including telephone connections of the devices with Autonomous) which measures the number and types of Licensed Procedures performed with the System. Licensee shall not permit anyone other than an authorized Autonomous representative to tamper with, alter or remove any such devices or software. In the event Autonomous determines that any such devices or software have been tampered with, altered or removed, or that such tampering, alteration or removal has been attempted, then, in addition to all other remedies at law and equity which may be available to Autonomous, Autonomous shall have the right to enter upon the premises where the System is located and seize the System or disable the System from performing additional procedures. Further, such actual or attempted alteration, removal or tampering shall constitute presumptive evidence of Licensee's intentional infringement of the Patents.

9. Licensee shall comply with, and shall cause each Authorized User to comply with, all applicable laws affecting the System, including, without limitation, the Federal Food, Drug, and Cosmetic Act as well as all applicable rules, regulations and any labeling promulgated thereunder. Licensee shall not remove or tamper with any label affixed to the System. Licensee and the Authorized Users shall use the System in accordance with Autonomous' user's manual as same may from time to time be amended.

10. This License will continue until the expiration of the last of the Patents and Licensee's obligation to pay Procedure Royalties shall terminate for a given procedure on the expiration of the last of the Patents containing one or more method claims which cover such procedure. This License may be terminated at any time by Autonomous if (a) Licensee fails to make any payment due hereunder within 30 days of the due date or
    (b) Licensee fails to cure any other breach hereof within 30 days after Autonomous provides written notice of such breach to Licensee. Upon any early termination Licensee and all Authorized Users shall cease all use of the System, and the provisions of this agreement shall survive.

11. Licensee shall allow Autonomous' duly identified representatives access to the System at mutually convenient times during reasonable business hours upon at least 24 hours notice to obtain monitored information and to assess Licensee's compliance with this License. In the event Autonomous is denied access to the System in violation of this provision, then, in addition to all other rights and remedies at law and equity which may be available to Autonomous, Autonomous shall have the right to enter upon the premises where the System is located and seize the System or disable the System from performing additional procedures.

12. This agreement between Autonomous and Licensee is binding on their respective successors and assigns and legal representatives. This License is subject to and interpreted under the laws of the Commonwealth of Massachusetts (without regard to principles of conflict of laws), cannot be amended, nor can any term be waived, except in a writing signed by both parties. No waiver or modification in any one instance shall be a waiver or modification in any other. No third party rights will be created by the execution or performance of this License. This License contains the entire understanding between Autonomous and Licensee with respect to its subject matter and supersedes all other agreements, discussions, and understandings with respect to the subject matter. Licensee acknowledges that Autonomous' legal remedies hereunder are inadequate to protect Autonomous' interests in the event of any breach hereunder by Licensee and that, in addition to any other remedies against Licensee which may be available to Autonomous in such event, Autonomous shall be entitled to equitable, including injunctive, relief. Notices hereunder shall be sent by reputable overnight courier to the principal offices of the subject party.

13. So long as the Licensee and its Authorized Users comply in full with this License Agreement, the Licensee and the Authorized Users are hereby granted immunity from any infringement or other legal action under the Patents, although Autonomous makes no representation or warranty regarding the scope or validity of any of the Patents or that the System or its use is free of infringement of third party rights. No implied licenses are created hereby.

Executed under seal.

AUTONOMOUS TECHNOLOGIES CORPORATION      LICENSEE:

By: _____________________________

Title: __________________________

[Performance of all of the obligations of Leasing Party hereunder are unconditionally guaranteed by

By: /s/ John [illegible]
   ______________________________

Name (Printed): John [illegible]
               __________________

Title:  President
       __________________________

Date:   7/  /99                  ]
       __________________________

                                 SCHEDULE A
                                 ----------

                            UNITED STATES PATENTS

                               PATENT NUMBERS
                               --------------

4,665,913                             5,312,330
4,669,466                             5,473,392
4,718,418                             4,388,924
4,721,379                             5,312,330
4,729,372                             5,360,424
4,732,148                             5,395,356
4,773,414                             5,395,363
4,798,204                             5,411,501
4,842,360                             5,437,658
4,856,513                             5,461,212
4,902,122                             5,613,965
4,903,695                             5,651,784
4,911,711                             5,772,656
4,941,093                             5,098,426
4,973,330                             5,865,832
4,994,058
5,019,074
5,108,388
5,147,352
5,163,934
5,188,631
5,207,668
5,219,343
5,219,344
5,312,320
5,334,190
5,423,801
5,324,281
5,507,741
5,549,597
5,556,395
5,711,762
5,713,892
5,735,843
5,795,351
5,807,379
5,442,412
5,594,753
5,632,742
5,740,803
5,752,950
5,828,686
5,849,006
5,505,723
5,437,658

                                                                     EXHIBIT C
                                                                     ---------

                   DOCUMENTATION REQUIRED TO ISSUE CREDIT FOR
                                 RETREATMENTS


PATIENT NAME__________________________________________________________________

LASER USED____________________________________________________________________

LOCATION OF LASER_____________________________________________________________

SUREGON PERFORMING RETREATMENT PROCEDURES_____________________________________

DATE OF FIRST SURGERY_________________________________________________________
(Please attach surgery print-out copy)

- PRE-OP REFRACTION___________________________________________________________

- PRE-OP UCVA_________________________ PRE-OP BCVA____________________________

- TREATMENT CORRECTION________________________________________________________
     i.e. does this differ from pre-op (monovision or nomogram adjustment)

DATE OF SECOND SURGERY________________________________________________________
(Please attach surgery print-out copy)

- POST-OP REFRACTION AT LAST VISIT PRIOR TO TREATMENT_________________________

- THIS VISIT: POST-OP UCVA____________ POST-OP BCVA___________________________

- RETREATMENT CORRECTION______________________________________________________

REASON FOR RETREATMENT; I.E. PATIENT PREFERENCE, UNDERCORRECTION, REGRESSION,
ETC.
______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

                                                                     EXHIBIT D
                                                                     ---------


                                   AUTONOMOUS
                                 GET THE VISION

                    CERTIFICATE OF INSTALLATION & ACCEPTANCE


This Certificate of Installation & Acceptance confirms that your LADARVision System has been delivered and installed, you have completed In-service and Clinical training, and the system is functioning according to Autonomous Technology installation specifications.



Serial #: _____________________________    Date: _____________________________

City/Country: _________________________    Part Number: ______________________


Autonomous Technologies Representative:_______________________________________

Customer Representative: _____________________________________________________


                                                   Autonomous Customer Support
                                                          2800 Discovery Drive
                                                        Orlando, Florida 32826
                                                           Tel 877-LADARVision
                                                              Fax 407 384-1677
                                                            www.autonomous.com

                                                                     EXHIBIT E
                                                                     ---------


                               EARLY TERMINATION FEE


In the event ATC terminates this Contract as a result of a breach by the Account, the Account shall pay to ATC within ten days following such termination an Early Termination Fee determined by the table below:


NOTIFICATION PERIOD*                           AMOUNT
-------------------                            ------

(1-3 months)                                   $300,000

(4-6 months)                                   $276,000

(7-9 months)                                   $249,000

(10-12 months)                                 $225,000

(13-15 months)                                 $201,000

(16-18 months)                                 $174,000

(19-21 months)                                 $150,000

(22-24 months)                                 $126,000

(25-27 months)                                 $ 99,000

(28-30 months)                                 $ 75,000

(31-33 months)                                 $ 51,000

(34-36 months)                                 $ 24,000

*The number of months in the Notification Period refers to the number of months after commencement of the contract during which terminaiton occurs.

                                                                      EXHIBIT F
                                                                      ---------
                      LADARVISION SYSTEM SITE REQUIREMENTS

The site requirements described below ensure that the LADARVision-Registered Trademark- System will meet all performance and quality requirements at the time of installation and provide the customer with the best possible long-term reliability.

1.  ROOM REQUIREMENTS

     a) The required minimum floor area is 11 feet by 14 feet (3.3 meters by
        4.3 meters). See attached floor plan (Figure 1) for door, electrical, cabinet, and sink placement options, a plan view of the System and the recommended layout and dimensions for the laser room.

     b) The surface of the walls and ceiling should not produce dust from wallpaper and other coverings.

     c) Linoleum or tile should be used instead of carpet for flooring, then sealed and waxed to reduce dust. The floor must be a solid foundation capable of supporting the 800 pound (363 kilograms) System weight.

     d) The door of the surgery room must be lockable with a rubber wiper on the bottom to form a seal. A sink in the room is recommended, but not required.

2.  SAFETY

     a) All local laser safety regulations and standards must be observed.

     b) In case of a gas leak inside the laser enclosure, an internal scrubber is provided. During gas bottle replacement, a leak is possible. Ventilation to the exterior or a stand-alone air purifier to change the air in the room must be supplied. When venting to the exterior, make sure it is in compliance with local air quality regulations. If an air purifier is used, an activation switch should be mounted within easy access to the exit door.

     c) A Halon or equivalent fire extinguisher that is appropriate for use near electrical equipment needs to be present in the surgery room.

3.  ENVIRONMENT

     a) The air must be clean (free of dust, soot, and vapors from adhesives, grease or volatile organic chemicals). An air filter that removes a minimum of 30% of all particulate for each cycle of air is required.

     b) The room must be climate controlled to provide an environment between 70 and 75 degrees Fahrenheit (21 to 24 degrees Celsius).

     c) The humidity shall be controlled to greater than or equal to 40% and less than or equal to 60%. In extremely dry climates, a humidifier may be necessary.

     d) The climate control system must be capable of handling a heat load of
        1.5 kilowatts.

     e) All returns to the central HVAC system must be capable of being sealed by isolation dampers from other areas in case of a gas leak.

                                                                      EXHIBIT F
                                                                      ---------
                      LADARVISION SYSTEM SITE REQUIREMENTS

4.  ELECTRICAL

     a) There must be a dedicated 120 VAC 20 Amp or 220 VAC 13 Amp, 50-60 Hz electrical outlet accessible to the foot of the System. Two additional outlets are required for the remote modem and printer.

     b) Additional outlets may be required for air purifiers, microkeratomes, humidifiers and other devices.

     c) Ability to dim the lights is recommended.

5.  CLEANING

     a) The optical components of the System are very sensitive to airborne chemicals that are produced by cleaning supplies. An unscented soap solution must be used to clean the floor, walls, cabinets.

     b) The room cannot be painted within 2 weeks of the planned installation.

6.  COMMUNICATIONS

     a) There must be a dedicated direct dial phone line (tone) for the internal modem of the LADARVision-Registered Trademark- System.

     b) The phone line cannot share access with another modem or fax machine. There cannot be a connection to an internal network phone system, multi-extension or business phone configuration.

     c) A 1FB analog phone line should be installed close to the electrical outlet.

7.  ACCESS

     a) Access for the LADARVision-Registered Trademark- System from the delivery truck to the room must be reasonable with no tight turns or obstructions.

     b) The doors leading from the delivery truck to the room must be at least 36 inches (91 centimeters) wide.

     c) If an elevator must be used to reach the room, then it must be at least 95 inches (241 centimeters) long and 36 inches (91 centimeters) wide.

                                                                      EXHIBIT F
                                                                      ---------
                      LADARVISION SYSTEM SITE REQUIREMENTS



                                  [GRAPHIC]



              Figure 1 - System Layout Floor Plan Recommendations

 FDA APPROVES AUTONOMOUS TECHNOLOGIES' LADARVISION-Registered Trademark- SYSTEM;

                   COMPANY ANNOUNCES U.S. PRODUCT LAUNCH

ORLANDO, FLA. (NOVEMBER 3, 1998) - AUTONOMOUS TECHNOLOGIES CORPORATION (NASDAQ NM: ATCI) today announced that the U.S. Food and Drug Administration
(FDA) has approved the Company's LADARVision-Registered Trademark- System, for the correction of nearsightedness and astigmatism. The Company's LADARVision System is the first and only U.S. approved system to incorporate a small spot shaping and eye tracking system into a surgical system. The FDA approved the LADARVision System for the treatment of mild to moderate nearsightedness

(-1.00 to -10.00 diopters) with or without astigmatism (up to -4.00 diopters) with photorefractive keratectomy (PRK).

Myopia, or nearsightedness, occurs when light rays are focused in front of
- instead of on - the retina, and the person cannot see distant objects clearly. Astigmatism results in light rays being focused at different points in front of the retina. In both cases, blurred vision results.

The Autonomous LADARVision System uses an ultraviolet excimer laser to change the shape of the cornea which makes it possible for the eye to focus properly. For example, in the treatment of myopia, the laser is used to remove tissue from the cornea in order to flatten its shape. The correction of astigmatism requires the laser to remove tissue in a more complex pattern. Both procedures require precise shaping of the cornea which depends on accurate placement of a laser beam. Without a system to track eye movement, any eye movement can affect the placement of the laser beam. By tracking eye movement, the LADARVision System maintains accurate placement of its laser beam.

The LADARVision System uses a small diameter (LESS THAN 1 mm) excimer laser beam that is delivered to the cornea in a calculated pattern of non-sequential pulses. According to George Pettit, M.D., Ph.D., Vice President for Research at Autonomous, "The LADARVision System sculpts the cornea by delivering hundreds to thousands of excimer laser pulses to the eye in a complex pattern of spatially overlapping spots." Dr. Pettit added, "The accuracy of the small spot treatment is brought about by the unique eye-tracking features of the LADARVision System. The tracker guided system uses technology originally developed by Autonomous for the Strategic Defense Initiative, or `Star Wars,' and is able to catch, track, and compensate for rapid eye movements. Using proprietary laser radar, or LADAR technology, the tracker repositions mirrors in the laser beam path and ensures precise delivery of the treatment laser beam."

Previously approved laser systems require patients to minimize eye movement during surgery by voluntarily fixating their eyes on a small light located just above the patient. Marguerite McDonald, M.D., Medical Director and consultant to Autonomous, explains, "When the average person fixates on something, he or she has five saccadic eye movements per second. The LADARVision System's ability to follow eye movements in real time greatly reduces the dependency of stable fixation by the patient and allows for precise corneal shaping."

Randy Frey, Chairman and CEO of Autonomous, comments: "Physicians now have a powerful and truly differentiated product alternative to further drive their laser vision correction practice. Our FDA approval is for a broad indication for use supported by excellent clinical results in the labeling. In addition, the financial and business strength that the Summit merger brings to Autonomous, along with the royalty free patent license and strong service organization, allows Autonomous to set high goals in capturing procedure market share. We are highly encouraged by our clinical trial progress in LASIK, Hyperopia with Astigmatism and our R&D efforts in CustomCornea-TM-. I believe physicians recognize that the LADARVision System is the technology platform for the future of this industry. Furthermore, no other company offers physicians a per-procedure business model with a stronger partnership commitment to individual practice success. Finally, I would like to congratulate and thank the Autonomous Team: our employees, consultants, clinical investigators and vendors for their highly dedicated contributions that made reaching this milestone possible."

Vision correction is among the largest medical markets, with approximately 136 million people in the U.S. using eyeglasses or contact lenses. Within this group, approximately 60 million are myopic. Industry sources estimate that Americans spend approximately $13 billion at retail on eyeglasses, contact lenses and other vision correction products and services annually.

According to Michael Lachman, an industry analyst with Hambrecht & Quist, the laser vision correction (LVC) market in the United States is growing rapidly. So far this year, the industry is on a pace to achieve an estimated 375,000 procedures compared to about 200,000 in 1997 and 70,000 in 1996. Mr. Lachman expects that annual U.S. procedures could reach 675,000 by the year 2000.

                              1 of 2

Autonomous plans to offer its LADARVision System to physicians on a per-procedure service fee basis. The fee will be based on the physician's procedure volume and will not contain, or be subject to, any third party patent royalties once the announced merger is completed. The Company's pricing strategy significantly reduces the initial capital investment required by the physician, and eliminates the highly variable operating and upgrade costs experienced by many LVC practitioners. The new strategy also allows Autonomous to partner with physicians and grow together as practice volumes increase. Laser vision correction practices will also benefit from a comprehensive, Company sponsored, Technology Enhanced Area Marketing program, or "TEAM". This customized marketing program is designed to leverage the unique technology and differentiate the Autonomous user from other competitive sites. The TEAM goal is to use this differentiation to build procedure volume.

Autonomous has completed staffing its sales and marketing team and plans to begin an aggressive marketing campaign beginning at the American Academy of Ophthalmology Annual Conference which begins next week in New Orleans. Autonomous will be featured with its strategic partner, CIBA Vision during the conference.

Autonomous announced on October 1, 1998 that it has agreed to be acquired by Summit Technology subject to the approval of the shareholders of both companies. Summit has agreed to acquire all of the outstanding shares of Autonomous in exchange for 11.65 million shares of Summit common stock and an equal value of cash, up to $50 million. The actual value of the transaction will not be determinable until closing, which is currently expected to be within the next three months.

Autonomous designs, develops and markets next generation excimer laser instruments for laser vision correction. The company's LADARVision System combines high-speed, laser radar eye tracking with precisely controlled small beam shaping technology. For more information, contact Autonomous
Technologies at 2800 Discovery Drive, Orlando, FL 32826 (407) 384-1600, or visit us on the web at www.autonomous.com.
                       ------------------

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF IMPORTANT FACTORS, INCLUDING: A DECLINE IN THE PRICE OF SUMMIT STOCK PRIOR TO THE CLOSING; AND THAT THERE ARE NO ASSURANCES THE SHAREHOLDERS OF BOTH COMPANIES WILL TAKE THE NECESSARY ACTIONS TO COMPLETE THE ACQUISITION; AND THAT THE COMPANY MAY NOT RECEIVE THE REGULATORY APPROVAL NECESSARY TO COMPLETE THE ACQUISITION; AND THAT THE COMPETITIVE RESPONSES MAY OCCUR PREVENTING THE ACHIEVEMENT OF INCREASED MARKET SHARE. FOR A DISCUSSION OF THE IMPORTANT FACTORS THAT COULD AFFECT THE COMPANY'S RESULTS, PLEASE REFER TO THE OVERVIEW SECTION, THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, AND THE RISK FACTORS SECTION IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS AMENDED.

                                      ***

COMPANY CONTACT:                            INVESTOR RELATIONS CO
Autonomous Technologies Corporation      Lippert/Heilshorn & Asso
Randy Frey                                                      B
Chairman & CEO                                             Bruce@
randyfrey@autonomous.com                                   ------
------------------------                                    (310)

Jonathan Kennedy                                           Ruth M
Manager of Investor Relations                              Ruth@
jonathan@autonomous.com                                    -----
-----------------------                                     (212)
(407) 384-1600
                                                             www
                                                             ---

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